EXHIBIT 12

                     HELLER FINANCIAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                   (unaudited)
                              (dollars in millions)


                                                                                                     For the Three
                                                                                                     Months Ended
                                                                                                    March 31, 2002

Earnings before income taxes and accounting changes..............................................         $   41

Add-Fixed charges
     Interest and debt expense...................................................................            137
     One-third of rentals........................................................................              1
                                                                                                          ---------

             Total fixed charges.................................................................            138
                                                                                                          ---------

Earnings before income taxes, as adjusted........................................................         $  179
                                                                                                          ---------

Ratio of earnings to fixed charges...............................................................           1.29x
                                                                                                          =========

Preferred stock dividends on a pre-tax basis.....................................................         $    8
                                                                                                          ---------
         Total combined fixed charges and preferred stock dividends..............................            146
                                                                                                          =========


Ratio of earnings to combined fixed charges and preferred stock dividends........................           1.22x
                                                                                                          =========


For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes earnings before income taxes and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one-third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.